Exhibit 99.1

EaglePicher Incorporated

Contact:
Tom Pilholski (602) 652-9600

EAGLEPICHER INCORPORATED ANNOUNCES
COMMENCEMENT OF EXCHANGE OFFER

PHOENIX, Arizona, December 8, 2003 — EaglePicher Incorporated announced today that it has commenced its offer to exchange up to $250,000,000 principal amount of newly issued 9 3/4% Senior Subordinated Notes Due 2013 registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like amount of its outstanding privately placed 9 3/4% Senior Subordinated Notes Due 2013. Exchange offers of this kind are customary in transactions in which notes have been issued in a private placement under Rule 144A of the Securities Act, as were EaglePicher Incorporated’s outstanding notes. The offer expires on January 9, 2004, at 5:00 p.m., New York time unless extended by EaglePicher Incorporated.

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 4,000 employees and operates more than 30 plants in the United States, Canada, Mexico, the U.K. and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; and our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

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